SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


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                                 FORM 8-K

                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF

                    THE SECURITIES EXCHANGE ACT OF 1934


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    Date of Report (Date of Earliest Event Reported): February 2, 1998


                          ETS INTERNATIONAL, INC.
          (Exact name of Registrant as specified in its charter)


          Virginia            00019678           54-1414643
        (State or other      (Commission      (IRS Employer
        jurisdiction of      File Number)     Identification No.)
        incorporation)


           1401 Municipal Road, NW
           Roanoke, Virginia                          24012
     (Address of principal executive offices)       (Zip Code)


    Registrant's telephone number, including area code: (540) 265-0004


                              Not Applicable
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       (Former name or former address, if changed since last report)
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      Item 5.    Other Events
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      Roanoke, VA - February 4, 1998 - ETS International, Inc. (ASE:  ETS.EC)
today announced that on February 2, 1998 it signed a nonbinding Letter of Intent for the sale of substantially all of the assets of its wholly-owned subsidiary, ETS, Inc., including ETS's limestone emission control ("LEC") and other environmental-related patented technologies and licenses, to John D. McKenna, Arthur B. Nunn, III and John C. Mycock, each of whom current is a management employee of ETS International, Inc. (collectively, the "Buyers").

      The purchase price is calculated based on the value of the net assets of ETS, Inc., assumed to be approximately $1,000,000, plus $500,000 and 50% of all royalties received from the Buyers in connection with LEC licensing arrangements. The Buyers will enter into a management contract with ETS International to oversee the completion and start-up of the three LEC systems to be installed by ETS International pursuant to ETS International's contract with China Steel Corporation. The total purchase price, which is subject to adjustment based on final determination of the value of ETS's net assets, is expected to be approximately $1,500,000, to be paid by the Buyers as follows:
$500,000 cash and the assumption of $1,000,000 of outstanding indebtness of ETS International, Inc. If the purchase price is adjusted upward as a result of the final determination of the value of ETS's net assets, the Buyers will issue a ten-year note bearing 8 1/2% annual interest for the excess. In addition, the Buyers will have a five-year option to repurchase from ETS International 25% of the LEC royalties at a price of $500,000 cash. The proposed sale is subject to a number of conditions, including negotiation of a definitive agreement containing terms mutually agreeable to the parties. The target date for closing of the sale is February 16, 1998, at which time the Buyers will resign as employees of ETS International. The transaction is expected to result in a net gain of $500,000. In connection with the execution of the Letter of Intent, the Buyers resigned from the Board of Directors of ETS International, effective February 2, 1998. The Buyers' resignations were not the result of a disagreement on any matter relating to ETS International's operations, policies or practices. Jim Quarles has subsequently become Chairman of the Board in addition to his position as President and Chief Executive Officer.

      Management believes that the sale of the assets of ETS will have a positive impact on ETS International. Based on fiscal 1997 year-end results, although ETS International would be losing approximately $3,000,000 in revenues as a result of the sale, it also would be shedding the approximately $3,000,000 cost of such revenues, as well as annual corporate overhead of approximately $500,000 related to attempts to commercialize the LEC system.

      In a separate transaction completed October 31, 1997, ETS International sold the assets of ETS Analytical Services, Inc. ("ETSAS") subject to a final post-closure adjustment relative to book value. As a result of this adjustment, primarily related to accounts receivable and inventoried equipment, the original sale price of ETSAS's assets was reduced by $380,000 effective February 2, 1998. This adjustment will be reflected as a write-down of assets in the current quarter.

      ETS International's Chairman and President, Jim Quarles, stated, "the environmental services aspect of ETS International has historically been a break-even business, providing little value to outside shareholders, while attempts to commercialize the environmental technologies aspect of the Company have been a drain on the Company's limited cash resources.
Management believes that this transaction will position ETS International favorably to take advantage of perceived growth opportunities available within the infrastructure trenchless technologies segment of the construction industry. ETS International derived approximately 80% of its revenues from this industry segment in fiscal 1997. At the same time, the retained percentage of any royalties realized from the LEC technology going forward will benefit shareholders to the extent that these technologies are profitable in the short-term. ETS International's Board of Directors and new management team believes that the sale of ETS and the refocusing of ETS International are in the best interests of the Company and its shareholders. We anticipate changing ETS International's name, with shareholder approval, and are evaluating other organizational changes to reflect the Company's new emphasis on infrastructure trenchless technologies."

      ETS International, Inc. is a technology based company providing construction and environmental products and services. The Company specializes in the trenchless rehabilitation of water and sewer lines as part of its infrastructure design and construction capabilities.




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                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ETS INTERNATIONAL, INC.



                                  By s/James B. Quarles
                                     -------------------------------
                                       James B. Quarles
                                       President and Chief Executive
                                       Officer

Date: February 4, 1998
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